Exhibit 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Announces Pricing of $110 Million
Offering of Convertible Senior Notes

GRAND RAPIDS, MICHIGAN-May 30, 2007-Spartan Stores, Inc., (Nasdaq: SPTN) today announced the closing of its offering of $110 million aggregate principal amount of unsecured 3.375% Convertible Senior Notes due May 15, 2027, which includes the full exercise by the initial purchasers of a $15 million over-allotment option. The notes were sold in a private placement in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933.

Spartan Stores received approximately $106.5 million from the sale of the notes after deducting selling discounts and estimated offering expenses. It intends to use the net proceeds to pay amounts owed under its revolving credit facility and for working capital, capital expenditures, and other general corporate purposes, which may include funding the previously announced acquisition of Felpausch retail stores. Spartan Stores expects issuance of the notes and the use of proceeds to result in lower borrowing costs and thus to be accretive to net earnings.

The notes will pay interest semiannually at an annual rate of 3.375% until May 15, 2027 and will be convertible at an initial conversion rate of 28.031 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $35.67 per share, subject to adjustment upon certain events. The initial conversion price represents a 37% premium over the last reported sale price of Spartan Stores common stock on The NASDAQ Global Stock Market on May 23, 2007, which was $26.04 per share. The notes provide for "net share settlement" of any conversions, meaning that upon any conversion, Spartan Stores will pay the noteholder an amount in cash equal to the lesser of the conversion obligation or the principal amount of the notes and will settle any excess of the conversion obligation above the notes' principal amount in common stock. Spartan Stores is also entitled to unilaterally and irrevocably elect to settle conversions solely in common stock, but it does not presently intend to make such an election.

Under the terms of the notes, Spartan Stores may redeem them for specified prices on and after May 20, 2012 and at par on and after May 15, 2014. Holders will have the right to require

Spartan Stores to repurchase their notes on specified dates (the first of which is May 15, 2014) or upon the occurrence of specified events.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy securities. Any offer of the securities will be made only by means of a private offering memorandum. The notes and the shares of Spartan Stores common stock issuable upon conversion have not been registered under the Securities Act of 1933 or the securities laws of any jurisdiction and may not be offered or sold in the Unites States without registration or an applicable exemption from registration requirements.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's tenth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to nearly 400 independent grocery stores in Michigan, Indiana and Ohio. Spartan Stores also owns and operates 68 retail supermarkets and 19 deep-discount food and drug stores in Michigan and Ohio, including Family Fare Supermarkets, Glen's Markets, D&W Fresh Markets, and The Pharm.

Forward-Looking Statements

This press release contains forward-looking statements regarding Spartan Stores' intended use of the resulting proceeds and its expectation that it will achieve its purpose of reducing borrowing costs as a result of the offering. There is no assurance that Spartan Stores will successfully complete the acquisition of Felpausch stores, use the proceeds of the offering as presently intended, or reduce overall borrowing costs. Investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.